Exhibit 10.14
Compensation of Directors
Nonemployee Directors: Compensation of Nonemployee Directors, aside from that provided pursuant to the Company’s incentive plans, is as follows:
     Retainer:
Base: $33,000 per year
Serving as a committee chair: Additional $15,000 per year
     Compensation for Attendance at Meetings:
$1,100 for each Board meeting
$1,100 for each Committee meeting
     Deferred Share Units: The Hydril Company 2000 Incentive Plan provides for an automatic annual nonqualified stock option award to each non-employee director for 3,000 shares of common stock. In 2006, the non-employee directors waived the automatic grant and, in lieu of the options, each non-employee director was awarded 2,000 deferred share units. The awards will vest and become payable in full on June 1, 2009. Upon vesting, the deferred share units are settled in cash at the then fair market value of the common stock on a one-for-one basis. As the deferred share units cannot result in the issuance of shares of Hydril common stock, they are not issued in connection with any Hydril incentive plan. See the form of deferred share unit agreement filed as an exhibit to the Company’s reports under the Securities Exchange Act of 1934 for more information.
     Pension Plan: Richard Seaver is a participant in the Hydril Company Retirement Plan.
Employee Directors: Richard Seaver is regarded as an employee of Hydril and was paid $175,000 by Hydril in 2006. Directors who are employees of Hydril receive no additional compensation for serving on the Board of Directors. See the Company’s other disclosures in its reports under the Securities Exchange Act of 1934 and exhibits filed therewith regarding executive compensation for a description of compensation.
Reimbursement of Expenses: All directors are reimbursed for transportation, lodging, meals and other out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof, including for their spouse for one meeting each year, and for other expenses incurred in their capacity as directors.